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                                                                    EXHIBIT 4(C)

                        PACIFICORP STOCK INCENTIVE PLAN

    PacifiCorp, an Oregon corporation ("PacifiCorp") and an indirect, wholly owned subsidiary of Scottish Power plc, a public limited company incorporated under the laws of Scotland, formerly known as New Scottish Power plc ("ScottishPower"), hereby amends and restates its 1996 Stock Retention Plan, as adopted effective August 14, 1996, and as previously amended and restated as of February 12, 1997, at which time it was renamed the PacifiCorp Stock Incentive Plan, to provide in its entirety as set forth herein (the "Plan"). The Plan shall govern awards made on or after February 12, 1997; PROVIDED, HOWEVER, that awards made on or after the effective date of the merger transaction described below shall be subject to the limitations set forth herein. The amendment and restatement of the Plan described herein will not affect the terms of any outstanding awards granted under the previously-adopted PacifiCorp Stock Incentive Plan, except to the extent necessary to reflect the ScottishPower merger transaction described below.

    PacifiCorp, Scottish Power U.K. plc (formerly Scottish Power plc), ScottishPower and other affiliated entities entered into an Amended and Restated Agreement and Plan of Merger, amended and restated as of February 23, 1999 (the "Merger Agreement"). Under the Merger Agreement, an indirect wholly owned subsidiary of ScottishPower merged with and into PacifiCorp, with PacifiCorp as the surviving corporation. As a result of the merger transaction, PacifiCorp became an indirect wholly owned subsidiary of ScottishPower.

    In accordance with Section 6.09 of the Merger Agreement, PacifiCorp may use this Plan for the benefit of the persons eligible for participation hereunder, subject to the terms and restrictions contained herein. The securities granted hereunder (or the securities underlying the options or awards granted hereunder) will be American Depositary Shares of ScottishPower ("ADSs"), which are traded in the US on the New York Stock Exchange. Each ADS represents four ordinary shares of ScottishPower, and such ordinary shares are listed on the London Stock Exchange.

    1. PURPOSE. The purpose of this Plan is to enable PacifiCorp to attract and retain the services of and provide performance incentives to (1) selected employees, officers and directors of PacifiCorp or of any subsidiary of PacifiCorp ("Employees") and (2) selected nonemployee agents, consultants, advisors and independent contractors of PacifiCorp or any subsidiary of PacifiCorp.

    2. SHARES SUBJECT TO THE PLAN. Subject to adjustment as provided below and in paragraph 14, the securities to be offered under the Plan shall consist of ADSs, and the total number of ADSs that may be issued under the Plan shall not exceed 8,410,000, all of which may be issued pursuant to the exercise of options granted pursuant to the Plan. The shares issued under the Plan may be previously unissued ADSs or reacquired ADSs or ADSs acquired in the market; PROVIDED, HOWEVER, that ScottishPower will not cause to be issued any ADSs pursuant to the Plan or take any action pursuant to the Plan that would be contrary to the guidelines set forth by the Association of British Insurers published in February 1995 relating to the percentages of new share capital that may be used for discretionary share schemes during certain time periods (the "ABI Guidelines"), or that would require approval of any regulatory or other authorities having jurisdiction over issuances of securities by ScottishPower until it has received all such required approvals. In the event the number of ADSs directly issuable is limited by the ABI Guidelines, or prior to receipt of the above-described approvals, any ADSs awarded pursuant to the Plan will be acquired in the market. Subject to the foregoing limitations, (a) if any award granted under the Plan expires, terminates or is canceled, the unissued ADSs subject to such award shall again be available under the Plan and (b) if ADSs sold or awarded under the Plan are forfeited to ScottishPower or PacifiCorp or repurchased by ScottishPower or PacifiCorp, that number of ADSs shall again be available under the Plan.

    3.  EFFECTIVE DATE AND DURATION OF PLAN.

        (a) EFFECTIVE DATE. The Plan (as amended and restated) shall become effective on the later of (i) the date it is approved by the Board of Directors of PacifiCorp and (ii) the Effective Time of the
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Merger, as such terms are defined in the Merger Agreement (the "Effective
Date"). New awards may be granted and ADSs may be awarded or sold under the Plan at any time after the Effective Date and before termination of the Plan.

        (b) DURATION. The Plan shall continue in effect for a period of two years from the Effective Time (as such term is defined in the Merger Agreement), subject to earlier termination by the PacifiCorp Board of Directors. The PacifiCorp Board of Directors may suspend or terminate the Plan at any time, except with respect to awards then outstanding under the Plan. Termination shall not affect the terms of any outstanding awards.

    4.  ADMINISTRATION.

        (a) BOARD OF DIRECTORS. The Plan shall be administered by the PacifiCorp Board of Directors, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards; PROVIDED, HOWEVER, that (i) the terms of any awards proposed to be granted to the persons described on
SCHEDULE 1 hereto, and (ii) the aggregate number of ADSs capable of acquisition by eligible individuals hereunder, shall be subject to the concurrence of the ScottishPower Board of Directors or any duly appointed committee thereof, and PROVIDED, FURTHER, THAT, under no circumstances shall the option exercise price per ScottishPower ADS be less than the aggregate par value of the ScottishPower Ordinary Shares represented by a ScottishPower ADS. Subject to the provisions of the Plan, the PacifiCorp Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the PacifiCorp Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the PacifiCorp Board of Directors shall be final and conclusive. The PacifiCorp Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

        (b) COMMITTEES. The PacifiCorp Board of Directors may delegate any or all authority for administration of the Plan, as described in Section 4(a) above, to any committee thereof (the "Committee"). If authority is so delegated to a Committee, all references to the PacifiCorp Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the PacifiCorp Board of Directors and (ii) that only the PacifiCorp Board of Directors may amend or terminate the Plan as provided in paragraphs 3 and 15.

        (c) OFFICERS. The PacifiCorp Board of Directors, or the Committee, as applicable, may delegate to an executive officer of PacifiCorp authority to administer those aspects of the Plan that do not involve the designation of individuals to receive awards or decisions concerning the timing, amounts or other terms of awards. No officer to whom administrative authority has been delegated pursuant to this provision may waive or modify any restriction applicable to an award to such officer under the Plan.

    5. TYPES OF AWARDS; ELIGIBILITY. The PacifiCorp Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in paragraph 6; (ii) grant options other than Incentive Stock Options ("Non-Statutory Stock Options") as provided in paragraph 6; (iii) award ADSs as provided in paragraph 7; (iv) sell ADSs subject to restrictions as provided in paragraph 8; (v) grant stock appreciation rights as provided in paragraph 9;
(vi) grant cash bonus rights as provided in paragraph 10; (vii) grant dividend equivalent rights as provided in paragraph 11; (viii) grant Performance-based Rights as provided in paragraph 12 and (ix) grant foreign qualified awards as provided in paragraph 13; PROVIDED, HOWEVER, that (i) the terms of

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any awards proposed to be granted to the persons described on SCHEDULE 1 hereto, and (ii) the aggregate number of ADSs capable of acquisition by eligible individuals hereunder, shall be subject to the concurrence of the ScottishPower Board of Directors or any duly appointed committee thereof. Any such awards may be made to Employees, including Employees who are officers or directors, and to other individuals described in paragraph 1 whom the PacifiCorp Board of Directors believes have made or will make an important contribution to PacifiCorp or any subsidiary of PacifiCorp; PROVIDED, HOWEVER, that only Employees shall be eligible to receive Incentive Stock Options under the Plan. The PacifiCorp Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made; PROVIDED, HOWEVER, that awards proposed to be granted to the persons described on Schedule 1 hereto shall be subject to the concurrence of the ScottishPower Board of Directors or any duly appointed committee thereof. Unless otherwise determined by the PacifiCorp Board of Directors with respect to an award, each option, stock appreciation right, cash bonus right, dividend equivalent right or performance-based right granted pursuant to the Plan by its terms shall be nonassignable and nontransferable by the recipient, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the recipient's domicile at the time of death. No fractional shares shall be issued in connection with any award. In lieu of any fractional shares, cash may be paid in an amount equal to the value of the fraction or, if the PacifiCorp Board of Directors shall determine, the number of shares may be rounded downward to the next whole share. No Employee may be granted options or stock appreciation rights under the Plan for more than an aggregate of 1,740,000 ADSs in any consecutive three-year period.

    6. OPTION GRANTS. Subject to the concurrence rights described in paragraphs 4 and 5, and with respect to each option grant, the PacifiCorp Board of Directors shall determine the number of shares subject to the option, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option and any other terms of the grant, all of which shall be set forth in an option agreement between PacifiCorp and the optionee. In the case of Incentive Stock Options, all terms shall be consistent with the requirements of the Code and applicable regulations. Upon the exercise of an option, the number of ADSs reserved for issuance under the Plan shall be reduced by the number of ADSs issued upon exercise of the option less the number of ADSs surrendered or withheld in connection with the exercise of the option and the number of ADSs surrendered or withheld to satisfy withholding obligations in accordance with paragraph 18.

    7. ADS AWARDS. Subject to the concurrence rights described in paragraphs 4 and 5, the PacifiCorp Board of Directors may award ADSs under the Plan as stock bonuses or otherwise. The aggregate number of shares that may be awarded pursuant to this provision shall not exceed 870,000 ADSs. Shares awarded pursuant to this paragraph shall be subject to the terms, conditions, and restrictions determined by the PacifiCorp Board of Directors. The PacifiCorp Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the PacifiCorp Board of Directors. The certificates representing the ADSs awarded shall bear any legends required by the PacifiCorp Board of Directors or US or UK laws. Upon the issuance of an ADS award, the number of ADSs available for issuance under the Plan shall be reduced by the number of ADSs issued less the number of any ADSs, surrendered to satisfy withholding obligations in accordance with paragraph 18.

    8. PURCHASED ADSS. Subject to the concurrence rights described in paragraphs 4 and 5, and to the extent made available by ScottishPower, the PacifiCorp Board of Directors may cause ADSs to be issued pursuant to the terms of this Plan for such consideration (including promissory notes and services) as determined by the PacifiCorp Board of Directors. ADSs issued under the Plan shall be

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subject to the terms, conditions and restrictions determined by the PacifiCorp
Board of Directors. All ADSs issued pursuant to this paragraph 8 shall be subject to a purchase agreement, which shall be executed by PacifiCorp and the prospective recipient of the shares prior to the delivery of certificates representing such shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by ScottishPower, PacifiCorp or the PacifiCorp Board of Directors. The certificates or receipts representing the ADSs shall bear any legends required by the PacifiCorp Board of Directors or US or UK laws. Upon the issuance of purchased ADSs, the number of ADSs available for issuance under the Plan shall be reduced by the number of ADSs issued less the number of any ADSs surrendered to satisfy withholding obligations in accordance with paragraph 18.

    9.  STOCK APPRECIATION RIGHTS.

        (a) GRANT. Subject to the concurrence rights described in paragraphs 4 and 5, stock appreciation rights may be granted under the Plan by the PacifiCorp Board of Directors, subject to such rules, terms, and conditions as the PacifiCorp Board of Directors prescribes.

        (b) EXERCISE. Each stock appreciation right shall entitle the holder, upon exercise, to receive from PacifiCorp in exchange therefor an amount equal in value to (i) the excess of the fair market value on the date of exercise of one ADS over (ii) its fair market value on the date of grant (or, in the case of a stock appreciation right granted in connection with an option, the excess of the fair market value of one ADS over the option price per ADS under the option to which the stock appreciation right relates), multiplied by the number of ADSs covered by the stock appreciation right or the option, or portion thereof, that is surrendered. Payment by PacifiCorp upon exercise of a stock appreciation right may be made in ADSs valued at fair market value, in cash, or partly in ADSs and partly in cash, all as determined by the PacifiCorp Board of Directors. The PacifiCorp Board of Directors may withdraw any stock appreciation right granted under the Plan at any time and may impose any conditions upon the exercise of a stock appreciation right or adopt rules and regulations from time to time affecting the rights of holders of stock appreciation rights. Such rules and regulations may govern the right to exercise stock appreciation rights granted prior to adoption or amendment of such rules and regulations as well as stock appreciation rights granted thereafter. Upon the exercise of a stock appreciation right for ADSs, the number of ADSs available for issuance under the Plan shall be reduced by the number of ADSs issued less the number of any ADSs surrendered or withheld to satisfy withholding obligations in accordance with paragraph 18. Cash payments of stock appreciation rights shall not reduce the number of ADSs available for issuance under the Plan.

    10. CASH BONUS RIGHTS. Subject to the concurrence rights described in paragraphs 4 and 5, the PacifiCorp Board of Directors may grant cash bonus rights under the Plan in connection with (i) options granted or previously granted, (ii) stock appreciation rights granted or previously granted,
(iii) ADSs awarded or previously awarded and (iv) ADSs sold or previously sold under the Plan. Cash bonus rights will be subject to rules, terms and conditions as the PacifiCorp Board of Directors may prescribe. The payment of a cash bonus shall not reduce the number of ADSs available for issuance under the Plan. A cash bonus right granted in connection with an option will entitle an optionee to a cash bonus when the related option is exercised (or terminates in connection with the exercise of a stock appreciation right related to the option) in whole or in part if, in the sole discretion of the PacifiCorp Board of Directors, the bonus right will result in a tax deduction that PacifiCorp has sufficient taxable income to use. A cash bonus right granted in connection with a stock award pursuant to paragraph 7 or purchase of ADSs pursuant to paragraph 8 will entitle the recipient to a cash bonus payable when the ADS is awarded or the ADSs are purchased or restrictions, if any, to which the ADS is subject, lapse. If the ADSs awarded or purchased are subject to restrictions and are repurchased by ScottishPower or PacifiCorp or forfeited by the holder, the cash bonus right granted in connection with the ADS awarded or ADSs purchased shall terminate and may not be exercised.

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    11.  DIVIDEND EQUIVALENT RIGHTS.  Subject to the concurrence rights described in paragraphs 4 and 5, the PacifiCorp Board of Directors may grant dividend equivalent rights under the Plan in connection with (i) options granted or previously granted, (ii) stock appreciation rights granted or previously granted, (iii) ADSs awarded or previously awarded, (iv) ADSs sold or previously sold under the Plan or (v) as a freestanding award. The terms and conditions of a dividend equivalent right shall be specified by the PacifiCorp Board of Directors at the time of grant. Each dividend equivalent right shall entitle the recipient to receive an amount based on cash dividends that would be payable with respect to the number of ADSs specified in connection with the grant of the dividend equivalent right (or other award to which it relates) if such ADSs had been held by the recipient during the period specified in connection with such grant. Payment with respect to a dividend equivalent right shall be made, subject to the limitations set forth in paragraph 2, at the discretion of the PacifiCorp Board of Directors, in cash or in ADSs or in any combination thereof. Upon the exercise of a dividend equivalent right for ADSs, the number of ADSs available for issuance under the Plan shall be reduced by the number of ADSs issued less the number of any ADSs surrendered to satisfy withholding obligations in accordance with paragraph 18. Cash payments of dividend equivalent rights shall not reduce the number of ADSs available for issuance under the Plan.

    12. PERFORMANCE-BASED AWARDS. Subject to the concurrence rights described in paragraphs 4 and 5, the PacifiCorp Board of Directors may grant awards intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations thereunder ("Performance-based Awards"). Performance-based Awards shall be denominated at the time of grant either in ADSs ("Stock Performance Awards") or in dollar amounts ("Dollar Performance Awards"). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the PacifiCorp Board of Directors, subject to the limitations set forth in paragraph 2, in ADSs ("Performance Shares"), or in cash or in any combination thereof. Performance-based Awards shall be subject to the following terms and conditions:

        (a) AWARD PERIOD. The PacifiCorp Board of Directors shall determine the period of time for which a Performance-based Award is made (the "Award Period").

        (b) PERFORMANCE GOALS AND PAYMENT. The PacifiCorp Board of Directors shall establish in writing objectives ("Performance Goals") that must be met by PacifiCorp or any subsidiary, division or other unit of PacifiCorp ("Business Unit") during the Award Period as a condition to payment being made under the Performance-based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to PacifiCorp or any Business Unit: earnings, return on equity, return on assets, return on capital, economic value added, revenues, operating income, cash flows or any of the foregoing (determined according to criteria established by the PacifiCorp Board of Directors). The PacifiCorp Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to paragraph 12(d)). The PacifiCorp Board of Directors may establish other restrictions to payment under a Performance-based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

        (c) COMPUTATION OF PAYMENT. During or after an Award Period, the performance of PacifiCorp or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance-based Award. If the Performance Goals are met or exceeded, the PacifiCorp Board of Directors shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-based Award.

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        (d)  MAXIMUM AWARDS.  No participant may receive Stock Performance
Awards in any fiscal year under which the maximum number of shares issuable under the award, when aggregated with the shares issuable under any awards made in the immediately preceding two fiscal years, exceeds 290,000 ADSs or Dollar Performance Awards in any fiscal year under which the maximum amount of cash payable under the award, when aggregated with the amount of cash payable under awards made in the immediately preceding two fiscal years, exceeds an aggregate of $3,000,000.

        (e) EFFECT ON SHARES AVAILABLE. The payment of a Performance-based Award in cash shall not reduce the number of ADSs available for issuance under the Plan. The number of ADSs available for issuance under the Plan shall be reduced by the number of ADSs issued upon payment of an award, less the number of ADSs surrendered or withheld to satisfy withholding obligations.

    13. FOREIGN QUALIFIED GRANTS. Awards under the Plan may be granted to such Employees and such other persons described in paragraph 1 residing in foreign jurisdictions as the PacifiCorp Board of Directors may determine from time to time. The PacifiCorp Board of Directors may adopt such supplements to the Plan as may be necessary to comply with the applicable laws of such foreign jurisdictions and to afford participants favorable treatment under such laws; PROVIDED, HOWEVER, that no award shall be granted under any such supplement with terms that are more beneficial to the participants than the terms permitted by the Plan.

    14.  CHANGES IN CAPITAL STRUCTURE.

        (a) STOCK SPLITS; STOCK DIVIDENDS. If the outstanding capital stock of ScottishPower is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of ScottishPower by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the PacifiCorp Board of Directors in the number and kind of shares available for grants under the Plan. In addition, the PacifiCorp Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee's proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the PacifiCorp Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the PacifiCorp Board of Directors. Any such adjustments made by the PacifiCorp Board of Directors shall be conclusive.

        (b) MERGERS, REORGANIZATIONS, ETC. The PacifiCorp Board of Directors may include such terms and conditions, including without limitation, provisions relating to acceleration in the event of a change in control, as it deems appropriate in connection with any award under the Plan with respect to a merger, consolidation, plan of exchange, acquisition of property or stock, separation, reorganization or liquidation to which ScottishPower, PacifiCorp or a subsidiary of PacifiCorp is a party or a sale of all or substantially all of the assets of ScottishPower or PacifiCorp (each, a "Transaction"). Notwithstanding the foregoing, in the event of a Transaction, the PacifiCorp Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding Incentive Stock Options or Non-Statutory Stock Options under the Plan:

        (i) Outstanding options shall remain in effect in accordance with their terms.

        (ii) Outstanding options shall be converted into options to purchase stock in the corporation that is the surviving or acquiring corporation in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the PacifiCorp Board of Directors, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation

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    to be issued to holders of shares of ScottishPower. Unless otherwise determined by the PacifiCorp Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.

       (iii) The PacifiCorp Board of Directors shall provide a 30-day period prior to the consummation of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of such 30-day period, all unexercised options shall immediately terminate. The PacifiCorp Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period.

        (c) DISSOLUTION OF THE COMPANIES. In the event of the dissolution of ScottishPower or PacifiCorp, options shall be treated in accordance with paragraph 14(b)(iii).

        (d) RIGHTS ISSUED BY ANOTHER CORPORATION. The PacifiCorp Board of Directors may also grant options, stock appreciation rights, performance units, stock bonuses and cash bonuses and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, stock bonuses, cash bonuses, restricted stock and performance units granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by PacifiCorp or ScottishPower pursuant to or by reason of a Transaction.

    15. AMENDMENT OF PLAN. The PacifiCorp Board of Directors may at any time, and from time to time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason; PROVIDED, HOWEVER, that amendments to the Plan that would change the aggregate number of ordinary shares or ADSs available to be issued under the Plan shall be subject to the concurrence of the ScottishPower Board of Directors or any duly appointed committee thereof. Except as provided in paragraphs 9, 10 and 14, however, no change in an award already granted shall be made without the written consent of the holder of such award.

    16. APPROVALS. The obligations of ScottishPower and PacifiCorp under the Plan are subject to the approval of foreign, state and federal authorities or agencies with jurisdiction in the matter, including without limitation, public utility regulatory authorities. PacifiCorp and ScottishPower will use their best efforts to take steps required by foreign, state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which ScottishPower's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, ScottishPower shall not be obligated to issue or deliver ADSs under the Plan if such issuance or delivery would violate applicable foreign, state or federal securities laws or any applicable law relating to the issuance of securities by a public utility or a public utility holding company.

    17. EMPLOYMENT AND SERVICE RIGHTS. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of ScottishPower, PacifiCorp or any subsidiary or interfere in any way with the right of ScottishPower, PacifiCorp or any subsidiary by whom such employee is employed to terminate such employee's employment at any time, for any reason, with or without cause, or to decrease such employee's compensation or benefits, or (ii) confer upon any person engaged by ScottishPower or PacifiCorp any right to be retained or employed by ScottishPower or PacifiCorp or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by ScottishPower or PacifiCorp.

    18. TAXES. Each participant who has received an award under the Plan shall, upon notification of the amount due, pay to PacifiCorp in cash amounts necessary to satisfy any applicable foreign, federal, state and local withholding requirements, if applicable. If the participant fails to pay the amount demanded, PacifiCorp may withhold that amount from other amounts payable by PacifiCorp to the participant including salary, subject to applicable law. With the consent of the PacifiCorp Board of

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Directors, a participant may satisfy this withholding obligation, in whole or in part, by having PacifiCorp withhold from any ADSs to be issued that number of ADSs that would satisfy the amount due or by delivering ADSs to PacifiCorp to satisfy the withholding amount.

    19. RIGHTS AS A SHAREHOLDER. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any ADSs until the date of issue to the recipient of a stock certificate or American Depositary Receipt for such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate or American Depositary Receipt is issued.

Approved by the Board of Directors of PacifiCorp: November 10, 1999.

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                                   SCHEDULE 1

                           ScottishPower Concurrence

    Concurrence by the ScottishPower Board of Directors or a duly appointed committee thereof is required for any awards to be granted under the Plan to:

    (1) Any director of PacifiCorp;

    (2) Any persons holding one or more of the following offices at PacifiCorp:

        Chief Executive Officer

        President

        Chief Operating Officer

        Chief Financial Officer; and

    (3) Any other officer of PacifiCorp directly reporting to the Chief Executive Officer of PacifiCorp.

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